EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                     Six Months Ended
                                                                         June 30,
                                                                     2000        1999
                                                                  ----------   ---------
    EARNINGS PER SHARE
      Net earnings available for common shares and
      common stock equivalent shares deemed to have a
      dilutive effect                                             $211,917    $380,603
                                                                  ========    ========
      Basic earnings per share                                       $0.24       $0.43
                                                                     =====       =====
      Diluted earnings per share                                     $0.23       $0.40
                                                                     =====       =====
      Shares used in basic earnings per share computation
      Weighted average common shares outstanding                   878,338     879,536
                                                                   =======     =======
      Shares used in diluted earnings per share computation
      Weighted average common shares outstanding                   919,205     947,578

      Additional potentially dilutive effect of stock options       40,867      68,042
                                                                   -------      ------
                                                                   878,338     879,536
                                                                   =======     =======